Exhibit 99.1 Press Release January 18, 2008

Platinum Research Has Announced the Resignation of CFO Michael D. Newman

DALLAS, January 18, 2008 – Platinum Research Organization (PLRO.OB – www.platinumresearch.com), has announced that Michael D. Newman, senior vice president and chief financial officer notified the company of his resignation as senior vice president and chief financial officer. Mr. Newman is resigning to pursue other interests.

Platinum Research and Mr. Newman intend to enter into a consulting agreement, effective March 1, 2008, whereby Mr. Newman will provide consulting services to the company for a limited period of time.

About Platinum Research Organization Inc. (PRO)

Platinum Research Organization Inc. (PLRO.OB – www.platinumresearch.com) designs, develops and commercializes patented, high-performance additives for lubricants and coatings. The company’s proprietary additive, TechroBond™, offers substantial economic, performance and environmental advantages over those now used. In engine oils, TechroBond will extend the life of catalytic converters, thereby reducing harmful emissions; it increases the anti-wear and extreme pressure performance of industrial greases while reducing their cost; and in coatings and paints, TechroBond may replace environmentally hazardous materials. Platinum’s formulations and processes are protected by a series of U.S. patents, patent applications, continuation-in-part applications and trade secrets. The company is located in Dallas.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of the company products, increased levels of competition for the company, new products and technological changes, the company’s dependence on third-party consultants, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. The company provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Platinum Media Contact:

Barbara Hyman, Hopkins & Associates, barbara@hopkinspr.com, 214-828-0066

Platinum Investor Relations Contact:

Charles Moskowitz, FOCUS Partners, cm@focuspartners.com, 617-633-2259